     As filed with the Securities and Exchange Commission on March 30, 2001
                         Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 EchoCath, Inc.
             (Exact name of registrant as specified in its charter)

          New Jersey                                   22-3273101
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)
                                  P.O. Box 7224
                           Princeton, New Jersey 08543
                                 (609) 987-8400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Frank A. DeBernardis
                             Chief Executive Officer
                                 EchoCath, Inc.
                                  P.O. Box 7224
                           Princeton, New Jersey 08543
                                 (609) 987-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                              John F. Cinque, Esq.
                                Hale and Dorr LLP
                              650 College Road East
                           Princeton, New Jersey 08540
                            Telephone: (609) 750-7600
                            Telecopy: (609) 750-7700

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-__________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------- -------------- -------------- ----------------- ---------------
                                                                    Proposed         Proposed
                                                                     Maximum         Maximum
                                                      Amount        Offering        Aggregate        Amount of
                                                       to be          Price          Offering       Registration
        Title of Shares to be Registered            Registered    Per Share(1)       Price(1)           Fee
-------------------------------------------------- -------------- -------------- ----------------- ---------------
Class A Common Stock, no par value............       8,015,681       $ 0.125      $1,001,960.12      $ 250.49
-------------------------------------------------- -------------- -------------- ----------------- ---------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of the Company's Class A Common Stock as reported on the NASD OTC Bulletin Board on March 26, 2001.


         The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated March 30, 2001

PROSPECTUS

                                 ECHOCATH, INC.

                    8,015,681 SHARES OF CLASS A COMMON STOCK


         The shareholders of EchoCath, Inc. (the "Company"), as described under the caption "Selling Shareholders" on page 12 of this prospectus are offering and selling up to 8,015,681 shares of the Company's Class A Common Stock under this prospectus. The shares of Class A Common Stock being offered include shares previously issued by us in private placement transactions. We will not receive any part of the proceeds from the sale of the shares.

         The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         Our Class A Common Stock is included on the NASD OTC Bulletin Board under the symbol "ECHTA." On March 26, 2001, the closing sale price of the Class A Common Stock on the NASD OTC Bulletin Board was $0.125 per share. You are urged to obtain current market quotations for the Class A Common Stock.


         Investing in our Class A Common Stock involves a high degree of risk. You should carefully review "Risk Factors" beginning on page 4 of this prospectus for a discussion of things you should consider before buying shares of our Class A Common Stock.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is __________, 2001.

                                TABLE OF CONTENTS

                                                                       Page

          Prospectus Summary........................................      3

          The Offering..............................................      3

          Risk Factors..............................................      4

          Special Note Regarding Forward-Looking Information........     11

          Use Of Proceeds...........................................     12

          Selling Shareholders......................................     12

          Plan Of Distribution......................................     15

          Legal Matters.............................................     17

          Experts...................................................     17

          Where You Can Find More Information.......................     17

          Incorporation Of Certain Documents By Reference...........     17



         EchoCath's executive offices are located at 4326 Route 1 South, Monmouth Junction, New Jersey 08852 and our telephone number is (609) 987-8400. Unless the context otherwise requires references in this prospectus to "EchoCath," "we," "us," and "our" refer to EchoCath, Inc.

         EchoMark(R), ColorMark(R) and EchoEye(R) are our registered trademarks and EchoFlow(TM) is our trademark.

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A Common Stock.

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Class A Common Stock discussed under "Risk Factors."

                                 EchoCath, Inc.

         We are engaged in developing, manufacturing and marketing medical devices that enhance and expand the use of ultrasound technology for medical applications and procedures. We have developed four proprietary ultrasound technologies: one that characterizes blood flow, two that enable ultrasound imaging to, among other things, identify devices during interventional procedures such as needle biopsies and catheterizations, and one that provides intraluminal imaging. The Company's technologies include:

o a proprietary transcutaneous, epivascular, and catheter-based sensor and electronics system (EchoFlow) which is intended to provide data on the blood flow through internal vessels;
o a proprietary catheter positioning system (EchoMark) which electronically marks and displays the position of non-metallic objects, such as catheters, within the body on existing ultrasound imaging screens;
o a proprietary system (ColorMark) which highlights metallic objects, such as needles and other interventional instruments, in color to permit them to be easily seen on existing ultrasound imaging screens; and
o a proprietary imaging system (EchoEye) which, if successfully developed, would allow clinicians to view tissues and organs inside the body in three-dimensional real-time and provide forward-looking intravascular images and guidance for minimally invasive ultrasound-guided surgical procedures.

         At this time, we are concentrating our resources on the development, marketing and sales of instruments and systems based on our EchoFlow technology, while continuing to support licensing and other activities in our other technologies.

                                  THE OFFERING

Class A Common Stock offered by selling
  shareholders.....................................   8,015,681 shares

Use of proceeds....................................   We will not receive any
                                                      proceeds from the sale of
                                                      shares in this offering

NASD OTC Bulletin Board symbol.....................   ECHTA

                                  RISK FACTORS

         Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our Class A Common Stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our Class A Common Stock could fall, and you may lose all or part of the money you paid to buy our Class A Common Stock.

We Have A Limited Commercial Operating History

         We have a limited operating history. You should consider our business and prospects in light of the risks and uncertainties encountered by technology companies in evaluating whether to invest in our Class A Common Stock. There are many reasons why we may not be successful in implementing our strategy, including:

         o any inability to complete the design and manufacture of our products;
         o    any inability to achieve market acceptance of our products;
         o our reliance on third party manufacturing for certain components of our products;
         o    our need to expand distribution networks;
         o    any inability to respond effectively to competitive pressures;
         o    any loss of key personnel; and
         o    any failure to comply with governmental regulations.

We Have Incurred Losses And Expect Future Losses

         We have incurred losses since we began operations. As of November 30, 2000, we had an accumulated deficit of approximately $18.6 million. Further, although we had positive net working capital of approximately $133,000 at November 30, 2000, we had negative working capital of approximately $45,000 at August 31, 2000. We expect to conduct significant additional research, development and testing activities and to incur substantial additional expenses in establishing a marketing and distribution presence and other general and administrative expenses. As a result, we expect to continue to experience losses and have negative cash flows from operations for the foreseeable future.

         We will need to generate significant revenues in the future before we will be able to achieve and maintain profitability. Our business strategies may not be successful and we may not be profitable in any future period. If we do become profitable, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We Will Require Additional Funding To Satisfy Our Future Capital Expenditure
Needs

         Our future revenues may not be sufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations as we develop our products and expand our sales capabilities. We will need to continue to obtain external sources of financing, including public equity or debt offerings, private placements of equity or debt and collaborative or other arrangements with corporate partners. However, we have no binding commitments from any third parties to provide funds to us and, as a result, financing may not be available when needed or may not be available on acceptable terms. If we are unable to obtain financing, we may be required to delay, reduce or eliminate some or all of our research and development and/or sales and marketing efforts.

Ability To Function As A Going Concern

         The report of our auditors covering the August 31, 2000 financial statements contains an explanatory paragraph that states that our recurring losses from operations, negative working capital and net capital deficiency raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Physicians And Other Healthcare Providers May Not Purchase Our Products

         We have not sold a significant quantity of our products commercially. The market for our products is new and untested and we do not know if physicians or other healthcare providers will accept our products or purchase them when available. The commercial success of our products will depend upon the acceptance of our products by the medical community as safe, useful and cost-effective. Use of our products will require training for physicians who currently do not use ultrasound measuring instruments. The time required to complete such training may be substantial and could result in a delay or a decrease in market acceptance.

         Physicians and other healthcare providers will not purchase our products unless they determine that it is preferable to other means of obtaining certain blood flow information and that the benefits to the patient and physician outweigh the costs of purchasing our products. As a result, we may be required to expend substantial additional funds and time in order to demonstrate the safety, efficacy and reliability of our products to potential customers.

Reliance On Exclusive Marketing And Distribution Arrangements

         We have given certain companies exclusive marketing and distribution rights for some of our technologies in certain territories. These agreements restrict us from distributing the technologies and products covered by the agreements. These restrictions may limit our ability to collaborate with other parties on terms more favorable to us. In addition, the amount of resources and the time that any of these companies devote toward marketing our products is not within our control. We cannot be certain that future marketing partners will devote sufficient resources to our products and technologies or that they will not pursue competitive products on their own or in collaboration with others. To date, we have not received any royalty payments from any licensing agreement.

The Market For Flow Evaluation Products Is Highly Competitive

         The existing market for flow evaluation products is intensely competitive and such competition is expected to increase. Some of our proposed products are expected to compete against other types of ultrasound systems (such as duplex Doppler, transit-time, or Doppler-wire systems) as well as non-ultrasound systems, for example using contrast agents with X-ray or MRI imaging products. New manufacturers of innovative devices could also enter the market with competitive products. In addition, many of our competitors are engaged in research and development of new devices that may address the same clinical applications as our products. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and development and seeking patent protection for competing products or technologies. We expect competition to increase as potential and existing competitors begin to enter the market and/or modify their existing products to compete directly with our products. Our primary competitors may have better name recognition, significantly greater financial and technological resources and existing relationships with some of our potential customers. Our competitors may be able to use their existing relationships to discourage customers from purchasing our products. In addition, our competitors may be able to devote greater resources to the development, promotion and sale of new or existing products, thereby allowing them to respond more quickly to new or emerging technologies and changes in customer requirements. Our success will depend, in part, on the degree of clinical acceptance of our new technique as opposed to competing technologies and on the acceptance of our products for flow evaluation applications.

We Have Limited Manufacturing And Assembly Experience

         We have limited manufacturing and assembly experience and have not yet manufactured any of our products in significant quantity. We cannot be certain that we will be able to establish commercial scale manufacturing operations. If we are unable to establish sufficient manufacturing operations, we will need to retain third parties for the manufacturing and assembly of our products. We cannot be certain that such third parties will deliver our products in a timely manner and on a competitive basis. In addition, we are dependent upon third-party subcontractors to manufacture and deliver certain components of our products. We may not be able to compete effectively if there is any interruption in the supply of such components.

We Have Limited Marketing And Sales Experience

         We are in the process of developing a sales and distribution network to sell our products domestically and internationally. Our future revenue growth will depend in large part on our success in maintaining and expanding this network. We will depend on these distributors to help promote market acceptance and demand for our products. However, some of these distributors may be in the business of distributing competing medical products. As a result, our products may not receive the resources and support required within this network to meet our sales objectives.

         We intend to manage our third-party distribution network with an in-house marketing staff. This staff will need a high level of technical expertise and knowledge regarding the capabilities and use of our products and ultrasound imaging products in general. We face intense competition for qualified marketing personnel and may be unable to attract and retain such personnel, which would adversely affect our ability to expand and maintain our third-party distribution network.

         If we fail to maintain or expand our third-party distribution network, we will need to develop our own distribution capabilities, which would be expensive and time-consuming. We may be unable to develop our own distribution capabilities in a timely manner, if at all, which would have an adverse effect on our ability to sell our products.

We Face Risks From Establishment Of Our International Operations

         Our current business strategy depends on our ability to establish international markets for our products. We will need to devote significant management attention and financial resources to obtain any necessary foreign governmental approvals. International sales are subject to inherent risks, including:

         o     the imposition of governmental controls;
         o     fluctuations in foreign currency exchange rates;
         o the burdens of complying with a wide variety of foreign laws and regulations;
         o     export license requirements;
         o     political and economic instability;
         o     tariffs and other trade barriers; and
         o potential foreign tax consequences, including restrictions on the repatriation of earnings.

Our Products May Become Obsolete

         Our competitors may develop and market products that render our products obsolete or non-competitive. In addition, although our products may have price and/or performance advantages over competing medical equipment, such as Doppler and transit-time ultrasound, any price or performance advantages may not continue. For example, our products could become obsolete or unmarketable if other products utilizing new technologies are introduced or new industry standards emerge. As a result, the life cycles of our products are difficult to estimate. To be successful, we will need to continually enhance our products and to design, develop and market new products that successfully respond to any competitive developments.

We Depend On Key Employees

         Our future performance will depend largely on a limited number of key personnel, particularly Frank A. DeBernardis, our Chief Executive Officer and President, and David Vilkomerson, Ph.D., our Executive Vice President. The loss of any of these individuals or a reduction in the time devoted by them to our business could adversely effect our business. Our future success will also depend in part upon our ability to attract and retain highly qualified personnel. We face competition from other companies, academic institutions, government entities and other organizations, many of which have significantly greater resources than we do. We may not be able to attract and retain the necessary personnel on acceptable terms, if at all.

We May Be Unable To Adequately Protect Our Intellectual Property Rights

         We consider patent protection of our technologies to be critical to our business prospects. We have received thirteen patents in the United States and have filed corresponding patent applications in Europe and Japan. We intend to file other patent applications on inventions developed in the course of research and development efforts and we are in the process of applying for foreign patent approvals for all of our current technologies.

         We cannot be sure that our pending patent applications will be issued. In addition, our issued patents or pending applications may be challenged or circumvented by our competitors. Policing unauthorized use of our intellectual property will be difficult, and we cannot be certain that we will be able to prevent misappropriation of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

         Our success and ability to compete depend on our internally developed technology. We protect our proprietary technology through a combination of patent, copyright, trade secret and trademark law. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners and generally control access to, and the distribution of, our product designs, documentation and other proprietary information, as well as the designs, documentation and other information we may license. Despite our efforts to protect these proprietary rights, unauthorized parties may copy, develop independently or otherwise obtain and use our products or technology.

Our Products May Infringe On The Intellectual Property Rights Of Others

         Many of our competitors have filed, or may file, patent applications. Our competitors may claim our technology or products infringe upon the technology covered by these applications. Any such claims, with or without merit, could:

         o     be time-consuming to defend;
         o     result in costly litigation;
         o     divert management's attention and resources;
         o     cause product shipment delays; or
         o     require us to enter into royalty or licensing agreements.

         Any required royalty or licensing agreements may not be available to us on acceptable terms, if at all. If a third party makes a successful claim of patent infringement against us, we may be unable to license the infringed or similar technology on acceptable terms, if at all. In addition, we could be prevented from manufacturing or selling some or all of our products and/or be liable to a third-party patent holder.

We Are Subject To Substantial Governmental Regulation

         All of our planned products and manufacturing activities are subject to extensive regulation by a number of governmental agencies, including the U.S. Food and Drug Administration and comparable international agencies. In the United States and certain other countries, the process of obtaining and maintaining regulatory approvals is lengthy, expensive and uncertain. These agencies regulate, among other things, the research and development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, record keeping and reporting requirements for our products. Although we have received clearance to market certain of our products, we cannot be certain that any of our other products will obtain the required regulatory clearance or approval or that we will be able to comply with any additional regulatory requirements. We are also subject to other federal, state and local laws, regulations and recommendations relating to laboratory and manufacturing practices as well as Medicare, Medicaid and anti-kickback laws. Failure to comply with the applicable regulatory requirements can result in:

         o     civil penalties;
         o     the recall, injunction or seizure of products;
         o     an inability to import products into the United States;
         o the refusal by the government to approve or clear product approval applications or to allow us to enter into government supply contracts;
         o     the withdrawal of previously approved product applications; and
         o     criminal prosecution.

There May Be Limitations On Third-Party Reimbursement

         In the United States, we believe that our products will be purchased primarily by medical institutions and physicians that will then bill various third-party payers for the health care services provided to their patients. These third party payers include Medicare, Medicaid and private insurance plans. These payers may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate, experimental, used for a non-approved indication or not cost-effective. In addition, these payers are increasing their level of scrutiny on reimbursement for new medical technologies. Furthermore, Congress is considering several health care reform proposals that could significantly affect the availability of reimbursement for medical products and services. A change in the reimbursement policies of these third-party payers may adversely affect our ability to sell our products on a profitable basis.

Our Business Practice Could Be Affected By Anti-Kickback Law

         The Medicare and Medicaid laws contain anti-kickback provisions which prohibit financial relationships designed to induce the purchase of reimbursable items or services, or patient referrals. Some states have similar laws. Sanctions under these laws include:

         o     civil money penalties;
         o     license suspension or revocation;
         o     exclusion of certain providers (but not manufacturers); and
         o     criminal fines or imprisonment.

The wide scope of these laws could lead to the challenge of some of the Company's business practices.

We May Face Product Liability And Warranty Claims

         We face the risk of product liability or warranty claims because we sell medical devices. For example, a patient may claim that the failure of our product resulted in a misdiagnosis. The medical instrument industry in general has been subject to significant medical malpractice litigation. We may incur significant expense and liability in the event of such litigation. Although we maintain product liability insurance, we cannot be sure that this coverage is adequate or that it will continue to be available on acceptable terms, if at all. In addition, such insurance coverage is expensive and is subject to various exclusions. We cannot be certain that our business partners will agree to or be able to obtain or maintain adequate insurance to cover our liability for any product liability claims. A product liability claim or judgment in excess of our insurance coverage could adversely affect our business.

         We also may face warranty exposure, which could adversely affect our operating results. We anticipate that our products will carry a ninety-day warranty against defects in materials and workmanship. We will be responsible for all claims, actions, damages, liens, liabilities, costs and expenses for all product recalls, returns and defects attributable to manufacturing. We intend to establish reserves for the liability associated with product warranties. However, any unforeseen warranty exposure could adversely affect our business.

Our Research And Development May Involve The Controlled Use Of Hazardous
Materials

         Our research and development may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with applicable federal, state and local regulations, we are unable to completely eliminate the risk of accidental contamination or injury from these materials. We could be held liable for damages that exceed our resources if such an accident occurs. In addition, we may incur substantial costs to comply with environmental regulations if we develop a manufacturing capacity. We cannot be certain that current or future environmental laws will not adversely affect our operating results.

We Are Engaged In Litigation With One Of Our Shareholders

         On October 16, 1997, EP MedSystems delivered to us a complaint subsequently amended, filed in the United States District Court for the District of New Jersey, in connection with our sale of securities to EP MedSystems pursuant to a Subscription Agreement, dated as of February 27, 1997, by and between us and EP MedSystems. In the Complaint, EP MedSystems alleges that we violated Section 10(b) of the Exchange Act and committed common law fraud in connection with EP MedSystems' purchase of securities from us. EP MedSystems requested unspecified compensatory damages, costs, attorneys' fees and punitive damages. On November 26, 1997, pursuant to an order of the Court, we filed an Answer, without prejudice to its right to move to dismiss the Complaint, denying the material allegations of the Complaint, and asserting a counterclaim against EP MedSystems seeking our costs and expenses in the action, including its attorneys' fees, based on EP MedSystems breach of the Subscription Agreement. On December 3, 1997, EP MedSystems filed an amended complaint, also alleging violations of Section 10(b) of the Exchange Act, and common law fraud. Pursuant to Court order, our answer was due December 10, 1997, also without prejudice to our right to move to dismiss. On December 10, 1997, we filed an answer to the amended complaint, again denying the material allegations of the complaint, and asserting a counterclaim against EP MedSystems based on EP MedSystems' breach of the Subscription Agreement. On December 17, 1997, we served on EP MedSystems a motion to dismiss the Complaint. On October 20, 1998, the Court dismissed the suit without prejudice, but did not decide on our outstanding counterclaims against EP MedSystems. On June 9, 1999, EP MedSystems filed an appeal of that dismissal. The appellate court on December 7, 1999, heard oral arguments of the appeal. On December 26, 2000, the Third Circuit Court of Appeals reversed, in part, the Court's orders dismissing the action. As the date hereof, the lawsuit with EP MedSystems, including our counterclaims, remains unresolved. We intend to vigorously defend the action and to actively pursue our counterclaim. However, we cannot be certain that we will prevail in this matter and that, if we do not prevail, whether such failure would have a material adverse effect on our operations, financial position and cash flows.

Our Restated Certificate Of Incorporation, Our Bylaws And New Jersey Law Contain Provisions That Could Discourage A Takeover

         There are provisions in our Restated Certificate of Incorporation, our By-Laws and New Jersey's Business Corporation Act that make it more difficult for a third party to acquire control of EchoCath, even if doing so would be beneficial to our shareholders. Our Restated Certificate of Incorporation allows us to issue up to 5,000,000 shares of preferred stock without shareholder approval. The terms of any series of preferred stock could adversely affect the rights of holders of Class A Common Stock. In February 1997, we sold 280,000 shares of Series B Cumulative Convertible Preferred Stock to EP MedSystems that contains certain priority claims to assets and dividends and special voting rights.

Change to Income In the Event of Release of Restrictions on Shares

         In the event the restrictions on certain forfeitable shares issued in connection with our initial public offering of securities in January 1996, (718,104 shares of Class A Common Stock at March 29, 2001) which will be transferred to us for no consideration if certain earnings or Class A Common Stock minimum bid price levels are not attained) are released, compensation expense will be recorded for financial reporting purposes in an amount equal to the value of the shares at the time such restrictions lapse. Therefore, in the event we attain any of the earnings thresholds or our Class A Common Stock meets the minimum bid prices required for the release of the restrictions, we will recognize during the period in which such restrictions lapse, what could be a substantial charge to earnings, as compensation expense to us, which would have the effect of increasing our loss or reducing or eliminating earnings, if any, at such time. The amount of compensation expense recognized by us may have a depressive effect on the market price of our securities.

No Dividends Anticipated

         We have never paid dividends on our Common Stock and we do not anticipate paying dividends on our Common Stock in the foreseeable future. If a dividend on our Common Stock is declared by our Board of Directors, the Board of Directors must simultaneously declare a dividend on the Series B Cumulative Convertible Preferred Stock. In addition, holders of Series B Cumulative Convertible Preferred Stock are entitled to dividends equal to $0.0675 per share per quarter to the extent we have earnings and funds legally available to pay such dividends. To the extent we do not have earnings or if funds are not legally available to pay such dividends, such funds will be accrued as a liability on our financial statements and be cumulative for the benefit of such shareholders.

Delisting From The Nasdaq SmallCap Market(sm)

         Effective November 16, 1998, our securities were delisted from The Nasdaq SmallCap Market(SM) (the "Nasdaq-SCM") and are now listed on the NASD OTC Bulletin Board. Because we have been delisted from the Nasdaq-SCM, trading in our securities must be conducted in the over-the-counter market. As a result, you will find it more difficult to dispose of, and to obtain accurate price quotations on our securities.

         In addition, trading in the Class A Common Stock is now subject to certain securities law restrictions requiring broker/dealers who recommend low-priced securities to persons (with certain exceptions) to satisfy special sales practice requirements, including making an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The securities laws also require additional disclosure in connection with any trades involving low-priced stocks (subject to certain exceptions), including the delivery, prior to any transaction, of a disclosure schedule explaining the market for such stocks and the associated risks. These requirements could severely limit the market liquidity of our securities and your ability to sell the securities in the secondary market.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling shareholders.

         The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

                              SELLING SHAREHOLDERS

         On February 27, 1997, EP MedSystems purchased 280,000 shares of our Series B Cumulative Convertible Preferred Stock for $1,400,000. As of the date hereof, such securities are convertible into 215,385 shares of Class A Common Stock.

         On October 29, 1999, we completed a private placement offering, the 1999 Offering, of convertible promissory notes and warrants to certain accredited investors. The offering resulted in gross cash proceeds of $2,000,000 and an additional $525,000 in the form of cancellation of indebtedness. The notes and warrants were offered in the form of units, each unit consisting of a 6.5% convertible three-year promissory note in the principal amount of $25,000 and a three-year warrant to purchase 33,333 shares of Class A Common Stock at $0.75 per share. The principal on certain of the notes (in the aggregate, $1,250,000) are convertible into shares of Class A Common Stock at $0.75 per share (plus accrued and unpaid interest) at any time prior to the maturity date at the option of the holder. The principal on the balance of the notes (in the aggregate, $1,275,000) are convertible into shares of Class A Common Stock at the market price on date of conversion, but not less than $0.25 per share (plus accrued and unpaid interest), at any time prior to the maturity date, at the option of the holder. The shares underlying the aggregate principal amount of the notes issued in the 1999 Offering were registered pursuant to a registration statement (Registration No. 333-95609) made effective on February 28, 2000.

         On February 23, 2000, we completed a private placement offering, the 2000 Offering, with certain of our 6.5% convertible promissory noteholders. Each such noteholder was given the opportunity to purchase four shares of Class A Common Stock at $0.75 per share for every warrant exercised by such noteholders at the same price. The number of shares that may have been purchased by each noteholder was proportional to the number of units purchased by such noteholder in the 6.5% convertible promissory note offering. For each unit purchased in the 6.5% convertible promissory note offering, each noteholder was entitled to purchase up to 14,850 new shares of Class A Common Stock at $0.75 per share and exercised warrants to purchase 3,712 shares at $0.75 per share. If a noteholder did not purchase the shares of Class A Common Stock available to them, those shares were made available to the other noteholders participating in this offering. As a result, we issued a total of 1,500,000 shares and received net proceeds of $1,405,888 in this offering, including the proceeds from the exercise of 375,000 Warrants.

         On July 15, 2000, Joseph Prischak, a Director of the Company, purchased 1,333,333 units for $0.75 per unit for which the Company received $1,000,000 in net proceeds. Each unit consisted of a share of Class A Common Stock and a three-year warrant to purchase an additional share of Class A Common Stock at $0.75 per share.

         On November 15, 2000, Mr. Prischak purchased an additional 1,333,333 units for $0.75 per unit for which the Company received $1,000,000 in net proceeds. Each unit consisted of a share of Class A Common Stock and a three-year warrant to purchase an additional share of Class A Common Stock at $0.75 per share.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A Common Stock as of March 29, 2001, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                    Shares of Common Stock        Number of Shares   Shares of Common Stock to be
                                  Beneficially Owned Prior to     of Common Stock      Beneficially Owned After
 Name of Selling Shareholder             Offering (1)            Being Offered (2)          Offering (1)(2)
 ---------------------------      ---------------------------    -----------------          ---------------
                                    Number         Percentage                           Number        Percentage
                                    ------         ----------                           ------        ----------

Frank Abella, Jr.(3)               48,133               *               6,817           41,316           *
Byron A. Allen, Jr.(3)(4)          84,721               *              21,767           62,954           *
James Bosworth(3)                 100,285               *               5,414           94,871           *
A. Bruce Brackenridge(3)(4)       177,950              1.7             47,045          130,905           1.3
Harrel & Debra Breeze(3)           44,569               *                 185           44,384           *
Dorothy Brennan(3)                 89,639               *               5,537           84,102           *
Lawrence J. Colorito, Jr.(3)      120,915              1.2              6,937          113,978           1.1
Jack Davis, Jr.(5)                 90,508               *              10,508           80,000           *
EPMedSystems(6)                   215,385              2.1            215,385             --              --
Fairview Cemetery               1,305,657             11.8            189,201        1,116,456          10.1
 Development Fund(3)(5)
Fairview Maintenance &            997,094              8.9            117,094          880,000           7.9
 Preservation Fund(5)
Roy K. Golden(3)                  192,148              1.9              9,552          182,596           1.8
Herbert Hirsh(5)                  302,321              2.9             35,654          266,667           2.5
Carlynne Holmes(3)                192,831              1.9             10,235          182,596           1.8
Linda Slater (JLM                 960,738              9.2             47,690          913,048           8.7
 Industries)(3)
Kevin Koons(3)                    247,625              2.4             20,701          226,924           2.2
William G. Kuhns(3)(4)             88,721               *              29,406           59,315           *
George Kupfrian, Jr(3)             46,274               *                 617           45,657           *
Hope Lee(5)                        60,465               *               7,132           53,333           *
Joseph J. Prischak(4)(7)        9,825,173             63.3          7,048,168        2,777,005          17.9
Byron Rosenstein(3)               192,147              1.9              9,551          182,596           1.8
Tom Salemi(3)                      47,712               *               2,733           44,979           *
David Stack(3)(5)                 346,758              3.3             33,513          313,245           3.0
Barbara Staton(3)(4)              162,110              1.6             32,489          129,621           1.3
James dePeyster as trustee of     302,321              2.9             35,654          266,667           2.5
 the Todd - 5 Trusts(5)
Eric Turinsky(3)(5)               198,685              1.9             20,372          178,313           1.7
John Winter(5)                    147,168              1.4             13,835          133,333           1.3
John A. Wood, M.D.(3)(4)          162,110              1.6             32,489          129,621           1.3

------------------------------------------------------------------------------------------------------------

----------
* Less than one percent.

(1) Applicable percentage of ownership is based on 10,164,025 shares of Class A Common Stock outstanding, plus any Class A Common Stock equivalents held by such holders.

(2) We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

(3) Includes shares of Class A Common Stock issued upon the conversion of interest payable on the notes received by such shareholder in the 1999 Offering.

(4) Includes shares of Class A Common Stock issued in the 2000 Offering and shares issuable upon conversion of interest payable on the notes received by such shareholder in the 1999 Offering.

(5) Includes shares of Class A Common Stock issuable upon conversion of interest payable on the notes received by such shareholder in the 1999 Offering.

(6) Represents shares of Class A Common Stock issuable upon conversion of 280,000 shares of Series B Cumulative Convertible Preferred Stock.

(7)  Mr. Prischak is a director of our Company.

         Unless otherwise indicated, none of the selling shareholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o an over-the-counter distribution in accordance with the rules of the NASD OTC Bulletin Board;
         o    in privately negotiated transactions; and
         o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A Common Stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the Class A Common Stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) March 30, 2003.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

         The financial statements of EchoCath, Inc., as of August 31, 2000, for each of the years in the two-year period ended August 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the August 31, 2000 financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has negative working capital and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Class A Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

         1.    Our Annual Report on Form 10-KSB for the year ended August 31,
               2000;

         2. Our Quarterly Report on Form 10-QSB for the quarter ended November 30, 2000;

         3.    Our Current Report on Form 8-K filed on March 1, 2001; and

         4. The description of our Class A Common Stock contained in our registration statement on Form S-B/2 declared effective by the SEC under Section 12 of the Exchange Act on January 17, 1996 and subsequent amendments and reports filed to update such description.

         You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                         Frank A. DeBernardis, President
            EchoCath, Inc. P.O. Box 7224, Princeton, New Jersey 08543
                            Telephone: (609) 987-8400

                    Indemnification of Directors and Officers

         Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with:

         o any proceeding involving such persons by reason of his or her serving or having served in such capacities; or

         o each such person's acts taken in such capacity if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

         With respect to any criminal proceeding, indemnity is permitted if such person had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

         Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability for:

         o any breach of the director's or officer's duty of loyalty to the corporation or its shareholders;
         o acts or omissions not in good faith or which involve a knowing violation of law; or
         o as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation; or
         o any transaction from which the director or officer derived an improper personal benefit.

         Our certificate of incorporation limits the liability of our directors and officers as authorized by Section 14A:2-7(3). In addition, we have executed indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary.

         We have liability insurance for the benefit of our directors and officers. The insurance covers claims against such persons due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done. The insurance covers such claims, except as prohibited by law, or otherwise excluded by such insurance policy.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of EchoCath pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by EchoCath (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

     Filing Fee - Securities and Exchange Commission .........     $    250.49
     Legal fees and expenses..................................     $ 25,000.00
     Accounting fees and expenses.............................     $  5,000.00
     Miscellaneous expenses...................................     $  5,000.00
                                                                  ------------
              Total Expenses..................................     $ 35,250.49
                                                                  ============

Item 15.  Indemnification of Directors and Officers.

         Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with:

         o any proceeding involving such persons by reason of his or her serving or having served in such capacities; or
         o each such person's acts taken in such capacity if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

         With respect to any criminal proceeding, indemnity is permitted if such person had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

         Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability for:

         o any breach of the director's or officer's duty of loyalty to the corporation or its shareholders;
         o acts or omissions not in good faith or which involve a knowing violation of law; or
         o as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation; or
         o any transaction from which the director or officer derived an improper personal benefit.

         Our certificate of incorporation limits the liability of our directors and officers as authorized by Section 14A:2-7(3). In addition, we have executed indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary.

         We have liability insurance for the benefit of our directors and officers. The insurance covers claims against such persons due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done. The insurance covers such claims, except as prohibited by law, or otherwise excluded by such insurance policy.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of EchoCath pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits

  EXHIBIT NUMBER                                  DESCRIPTION
  --------------                                  -----------

5.1        Opinion of Hale and Dorr LLP.
23.1       Consent of KPMG LLP.
23.2       Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1       Power of Attorney (See page II-4 of this Registration Statement).


Item 17.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on March 30, 2001.

                                    ECHOCATH, INC.


                                    By:  /s/ Frank A. DeBernardis
                                         -------------------------------------
                                         Frank A. DeBernardis
                                         Chief Executive Officer and President

                        SIGNATURES AND POWER OF ATTORNEY

         We, the undersigned officers and directors of EchoCath, Inc., hereby severally constitute and appoint Frank A. DeBernardis and David Vilkomerson, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable EchoCath, Inc., to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                       Title                                    Date
               ---------                                       -----                                    ----
/s/ Frank A. DeBernardis                  Chief Executive Officer, President and Director           March 30, 2001
---------------------------------        (principal executive officer and principal
Frank A. DeBernardis                     financial and accounting officer)


/s/ David Vilkomerson                     Executive Vice President and Director                     March 30, 2001
---------------------------------
David Vilkomerson

/s/ Joseph J. Prischak                    Director                                                  March 30, 2001
---------------------------------
Joseph J. Prischak

/s/  Irwin M. Rosenthal                    Secretary and Director                                   March 30, 2001
---------------------------------
Irwin M. Rosenthal

/s/ Daniel M. Mulvena                     Chairman of the Board and Director                        March 30, 2001
---------------------------------
Daniel M. Mulvena


                                  EXHIBIT INDEX


  EXHIBIT NUMBER                                  DESCRIPTION
  --------------                                  -----------

5.1        Opinion of Hale and Dorr LLP.
23.1       Consent of KPMG LLP.
23.2       Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1       Power of Attorney (See page II-4 of this Registration Statement).